		EXHIBIT 99(a)
HSBC Finance Corporation
Household Automotive Trust, Series 2003-2

Original Principal
Class A-1	159,000,000
Class A-2	205,000,000
Class A-3	190,000,000
Class A-4	196,000,000
Number of Bonds (000's)
Class A-1	159,000
Class A-2	205,000
Class A-3	190,000
Class A-4	196,000

		2004 Total

CLASS A
Class A-1 Principal Distribution		159,000,000.00
Class A-1 Interest Distribution		717,901.95

Class A-2 Principal Distribution		113,285,746.93
Class A-2 Interest Distribution		3,065,065.75

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		4,693,791.67

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		6,330,255.59